CARMAX REPORTS RECORD QUARTERLY EARNINGS

Richmond, Va., September 22, 2009 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2009.

▪	Net sales and operating revenues increased 13% to $2.08 billion from $1.84 billion in the second quarter of last year.

▪	Comparable store used unit sales increased 8% for the quarter.

▪	Total used unit sales rose 10% in the second quarter.

▪	Net income increased to $103.0 million, or $0.46 per diluted share, compared with $14.0 million, or $0.06 per diluted share, earned in the second quarter of fiscal 2009.

•
In the second quarter of fiscal 2010, net income was increased by $0.10 per share for CarMax Auto Finance (CAF) favorable adjustments, primarily related to an increase in the fair value of retained subordinated bonds.

•
In the second quarter of fiscal 2009, net income was reduced by $0.08 per share for CAF unfavorable items, including increases in cumulative net loss assumptions, a reduction in the fair value of retained subordinated bonds and an increase in the discount rate.

Second Quarter Business Performance Review

Sales.  “We are pleased to report healthy increases in both used and wholesale vehicle unit sales,” said Tom Folliard, president and chief executive officer.  In part, the sales growth was the result of easier year-over-year comparisons; however, it also reflected improving customer traffic trends and an improvement in sales execution.  While customer traffic in the second quarter remained slightly below the prior year level, it has steadily strengthened throughout the first half of the current fiscal year.  The government’s CARS, or “cash for clunkers,” program resulted in a spike in traffic in late July and August.  Similar to our experience with previous successful, broad-based new car incentive programs, we believe this program had a beneficial effect on our sales.

The improvement in sales execution occurred despite a further tightening of CAF lending standards implemented at the start of this year’s second quarter.  We believe several factors may have contributed to the improvement in the sales conversion rate, including the effects of our new sales training initiatives and increased inventory levels, as well as having a larger percentage of motivated buyers.  We estimate the combined effect of the tightening in CAF lending standards in the second half of fiscal 2009 and in the current year adversely affected second quarter comparable store used unit sales growth by several percentage points.  The current quarter tightening, which we expect to significantly reduce loss rates, was implemented to reduce the credit enhancements associated with future CAF securitizations.

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CarMax, Inc.

Our wholesale unit sales increased 5% compared with the second quarter of fiscal 2009.  While our appraisal traffic improved from the first quarter, it remained significantly below the prior year’s second quarter.  However, we experienced a substantial improvement in our appraisal buy rate, which more than offset the lower appraisal traffic.  We believe the strong industry wholesale pricing environment and the resulting increases in our appraisal offers, together with the increased percentage of motivated buyers, had a favorable effect on the buy rate.

Gross Profit.  Total gross profit increased 23% to $314.5 million from $255.9 million in the second quarter of fiscal 2009, reflecting the combination of the increase in unit sales plus an improvement in total gross profit dollars per retail unit, which increased $363 per unit to $3,116 in the current quarter from $2,753 in the corresponding prior year quarter.

Used vehicle gross profit increased to $2,120 per unit from $1,870 per unit in the prior year quarter.  The improvement resulted from a combination of factors, including the continued appreciation in used car wholesale values since January 2009, an increase in our inventory turns and the robust sales environment experienced in the quarter.

Wholesale gross profit per unit declined to $826 in the current quarter, compared with $897 in the second quarter of last year, primarily reflecting the challenging comparison with the prior year period.  Other gross profit increased to $551 per unit from $385 per unit in the second quarter of last year.  Service department profits grew because our retail sales growth outpaced fixed service overhead costs, and extended service plan profits benefited from the successful introduction of a guaranteed asset protection product.

CarMax Auto Finance.  CAF reported income of $72.1 million compared with a loss of $7.1 million in last year’s second quarter.  In both periods, CAF results were affected by adjustments related to loans originated in previous fiscal periods.  In the second quarter of fiscal 2010, the adjustments increased CAF income by $36.2 million and they included:

▪	$28.5 million of favorable mark-to-market adjustments on retained subordinated bonds. As of August 31, 2009, the retained subordinated bonds had a fair value of $219.7 million.
▪
A $5.6 million benefit related to modestly more favorable funding terms and costs for the $636.0 million of auto loan receivables that were funded in the warehouse facility at the start of the second quarter.

▪
$2.0 million of other net favorable adjustments, including decreases in prepayment speed assumptions, partially offset by modest changes in cumulative net loss rate assumptions on select pools of loans.

In the second quarter of last year, the adjustments reduced CAF income by $28.2 million, which included $15.7 million related to increases in cumulative net loss rate assumptions, $7.7 million of mark-to-market write-downs and $4.1 million resulting from an increase in the discount rate assumption.

Excluding these adjustments from both periods, CAF income increased to $36.0 million in the second quarter of fiscal 2010 from $21.0 million in the second quarter of fiscal 2009.  CAF’s gain on loans originated and sold was $19.9 million, or 4.2% of loans originated and sold, in the current quarter versus $9.4 million, or 1.8%, in the prior year quarter.  Compared with the prior year period, the increase in the gain as a percentage of loans originated and sold reflected an increase in the spread between the rates charged customers and CAF’s funding cost, primarily due to lower benchmark rates.  In addition, the increase in the credit quality of the loans originated in the quarter resulted in reduced credit enhancement requirements for these loans.

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CarMax, Inc.

SG&A.  Selling, general and administrative expenses declined to $218.1 million in the second quarter of fiscal 2010 from $225.1 million in the prior year’s quarter, despite the increase in unit sales.  The decline was primarily the result of lower levels of advertising spending and decreases in growth-related costs.  The SG&A ratio improved to 10.5% in the current year quarter compared with 12.2% in the prior year quarter, due to both the reduction in absolute SG&A spending and the leverage associated with the increases in used unit sales and average selling prices.

Earnings and Earnings Per Share.  “We are extremely pleased to report a record level of quarterly income, despite the continued challenging economic environment,” said Folliard.  “We are especially encouraged by the breadth of factors contributing to the earnings improvement, from the strong sales execution to our continued achievement of solid gross profit per unit, and from the improved CAF income to our ability to generate solid SG&A leverage.  While cash for clunkers certainly had a positive effect on traffic and sales, this was only one of many elements that drove our success this quarter.”

Credit Facilities.  As of August 31, 2009, we had net debt of $257.2 million, consisting of $351.1 million outstanding under the revolving credit facility and $28.4 million of capitalized leases, net of $122.3 million of cash and cash equivalents.  At that date, based on then-current inventory levels, we had additional borrowing capacity of $245.6 million under the revolving credit facility, which expires in December 2011.

During the second quarter of fiscal 2010, we renewed our warehouse facility, which has a 364-day term.  The size of the warehouse facility was reduced to $1.2 billion from the previous $1.4 billion.  As of August 31, 2009, $575.0 million of auto loan receivables were funded in the warehouse facility and unused warehouse capacity totaled $625.0 million.

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended August 31 (1)			Six Months Ended August 31 (1)
	2009	2008	Change	2009	2008	Change
Used vehicle sales	$1,706.6	$1,476.3	15.6%	$3,255.9	$3,293.2	(1.1)%
New vehicle sales	63.2	77.8	(18.8)%	111.8	159.9	(30.1)%
Wholesale vehicle sales	237.0	223.3	6.1%	408.5	465.6	(12.3)%
Other sales and revenues:
Extended service plan revenues	39.9	31.7	25.7%	74.4	68.3	9.0%
Service department sales	26.8	26.5	1.2%	53.5	51.0	4.8%
Third-party finance fees, net	3.1	3.4	(7.3)%	6.9	9.9	(29.8)%
Total other sales and revenues	69.9	61.7	13.3%	134.8	129.2	4.4%
Net sales and operating revenues	$2,076.7	$1,839.1	12.9%	$3,911.0	$4,047.8	(3.4)%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

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CarMax, Inc.

Retail Vehicle Sales Changes
	Three Months Ended August 31			Six Months Ended August 31
	2009	2008		2009	2008
Comparable store vehicle sales:
Used vehicle units	8%	(17	) %	(6)%	(8)%
New vehicle units	(19)%	(20)%		(31)%	(19)%
Total units	7%	(17)%		(7)%	(8)%

Used vehicle dollars	13%	(22)%		(4)%	(12)%
New vehicle dollars	(19)%	(21)%		(30)%	(20)%
Total dollars	12%	(22)%		(6)%	(13)%

Total vehicle sales:
Used vehicle units	10%	(7)%		(3)%	2%
New vehicle units	(19)%	(24)%		(31)%	(25)%
Total units	9%	(7)%		(4)%	1%

Used vehicle dollars	16%	(12)%		(1)%	(3)%
New vehicle dollars	(19)%	(26)%		(30)%	(26)%
Total dollars	14%	(13)%		(2)%	(4)%

Retail Vehicle Sales Mix
	Three Months Ended August 31		Six Months Ended August 31
	2009	2008	2009	2008
Vehicle units:
Used vehicles	97%	96%	98%	97%
New vehicles	3	4	2	3
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	96%	95%	97%	95%
New vehicles	4	5	3	5
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended August 31		Six Months Ended August 31
	2009	2008	2009	2008
Used vehicles	98,260	89,664	191,123	196,411
New vehicles	2,689	3,300	4,720	6,815
Wholesale vehicles	57,790	55,124	100,016	111,453

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CarMax, Inc.

Average Selling Prices
	Three Months Ended August 31		Six Months Ended August 31
	2009	2008	2009	2008
Used vehicles	$17,185	$16,278	$16,847	$16,590
New vehicles	$23,373	$23,434	$23,545	$23,319
Wholesale vehicles	$3,978	$3,935	$3,960	$4,061

Selected Operating Ratios
(In millions)	Three Months Ended August 31				Six Months Ended August 31
	2009	% (1)	2008	% (1)	2009	% (1)	2008	% (1)

Net sales and operating revenues	$2,076.7	100.0%	$1,839.1	100.0%	$3,911.0	100.0%	$4,047.8	100.0%
Gross profit	$314.5	15.1%	$255.9	13.9%	$590.8	15.1%	$538.6	13.3%
CarMax Auto Finance income (loss)	$72.1	3.5%	$(7.1)	(0.4)%	$50.5	1.3%	$2.7	0.1%
Selling, general, and administrative
expenses	$218.1	10.5%	$225.1	12.2%	$424.3	10.9%	$468.1	11.6%
Operating profit (EBIT) (2)	$168.6	8.1%	$23.6	1.3%	$216.9	5.5%	$73.2	1.8%
Net earnings	$103.0	5.0%	$14.0	0.8%	$131.7	3.4%	$43.6	1.1%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

Gross Profit
(In millions)	Three Months Ended August 31			Six Months Ended August 31
	2009	2008	Change	2009	2008	Change
Used vehicle gross profit	$208.3	$167.7	24.3%	$394.1	$353.6	11.5%
New vehicle gross profit	2.9	3.0	(4.9)%	3.9	6.0	(34.7)%
Wholesale vehicle gross profit	47.7	49.5	(3.5)%	85.9	93.6	(8.3)%
Other gross profit	55.6	35.8	55.4%	106.8	85.3	25.2%
Total gross profit	$314.5	$255.9	22.9%	$590.8	$538.6	9.7%

Gross Profit per Unit
	Three Months Ended August 31				Six Months Ended August 31
	2009		2008		2009		2008
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,120	12.2%	$1,870	11.4%	$2,062	12.1%	$1,800	10.7%
New vehicle gross profit	$1,060	4.5%	$909	3.9%	$833	3.5%	$883	3.8%
Wholesale vehicle gross profit	$826	20.1%	$897	22.2%	$859	21.0%	$840	20.1%
Other gross profit	$551	79.6%	$385	58.0%	$545	79.2%	$420	66.1%
Total gross profit	$3,116	15.1%	$2,753	13.9%	$3,017	15.1%	$2,650	13.3%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

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CarMax, Inc.

CAF Income (Loss)
(In millions)	Three Months Ended August 31		Six Months Ended August 31
	2009	2008	2009	2008
Gain on sales of loans originated and sold	$19.9	$9.4	$24.7	$23.6
Other gains (losses)	36.2	(28.2)	(6.0)	(45.2)
Total gain (loss)	56.1	(18.8)	18.7	(21.6)
Servicing fee income	10.4	10.4	20.9	20.6
Interest income	16.3	11.2	32.7	22.2
Direct CAF expenses	10.7	10.0	21.8	18.6
CarMax Auto Finance income (loss)	$72.1	$(7.1)	$50.5	$2.7

Loans originated and sold	$475.2	$526.9	$935.7	$1,153.4
Gain on sales of loans originated and sold as a percentage of loans originated and sold	4.2%	1.8%	2.6%	2.0%

Earnings Highlights
(In millions except per share data)	Three Months Ended August 31			Six Months Ended August 31
	2009	2008	Change	2009	2008	Change
Net earnings	$103.0	$14.0	635.2%	$131.7	$43.6	202.4%
Diluted weighted average shares outstanding	221.3	220.0	0.6%	220.1	220.2	(0.1)%
Net earnings per share	$0.46	$0.06	666.7%	$0.59	$0.20	195.0%

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 22, 2009.  Domestic investors may access the call at 1-888-298-3261 (international callers dial
1-706-679-7457).  The conference I.D. for both domestic and international callers is 66399029.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on September 22, 2009, through December 17, 2009.  A telephone replay also will be available through September 29, 2009, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 66399029.

Third Quarter Fiscal 2010 Earnings Release Date

We currently plan to release third quarter sales and earnings on Friday, December 18, 2009, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early December.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2009 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 100 used car superstores in 46 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.

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CarMax, Inc.

During the twelve months ended February 28, 2009, the company retailed 345,465 used cars and sold 194,081 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
▪	Changes in general or regional U.S. economic conditions.
▪	Changes in the availability or cost of capital and working capital financing.
▪	Changes in consumer credit availability related to our third-party financing providers.
▪	Changes in the competitive landscape within our industry.
▪	Significant changes in retail prices for used or new vehicles.
▪	A reduction in the availability of or access to sources of inventory.
▪	Factors related to the regulatory and legislative environment in which we operate.
▪	The loss of key employees from our store, regional or corporate management teams.
▪	The failure of key information systems.
▪	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
▪	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
▪	The effect of various litigation matters.
▪	Adverse conditions affecting one or more domestic-based automotive manufacturers.
▪	The occurrence of severe weather events.
▪	Factors related to the seasonal fluctuations in our business.
▪	Factors related to the geographic concentration of our superstores.
▪	Our inability to acquire or lease suitable real estate at favorable terms.
▪	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2009, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended August 31						Six Months Ended August 31
	2009	%	(1)	2008	%	(1)	2009	%	(1)	2008	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,706,616	82.2		$1,476,317	80.3		$3,255,891	83.3		$3,293,165	81.4
New vehicle sales	63,206	3.0		77,818	4.2		111,759	2.9		159,888	3.9
Wholesale vehicle sales	236,991	11.4		223,269	12.1		408,487	10.4		465,596	11.5
Other sales and revenues	69,858	3.4		61,650	3.4		134,834	3.4		129,168	3.2
Net sales and operating revenues	2,076,671	100.0		1,839,054	100.0		3,910,971	100.0		4,047,817	100.0
Cost of sales	1,762,122	84.9		1,583,141	86.1		3,320,185	84.9		3,509,190	86.7
Gross profit	314,549	15.1		255,913	13.9		590,786	15.1		538,627	13.3
CarMax Auto Finance income (loss)	72,130	3.5		(7,141)	(0.4)		50,494	1.3		2,678	0.1
Selling, general and administrative
expenses	218,122	10.5		225,148	12.2		424,347	10.9		468,132	11.6
Interest expense	1,348	0.1		1,477	0.1		2,414	0.1		3,535	0.1
Interest income	190	--		354	--		373	--		618	--
Earnings before income taxes	167,399	8.1		22,501	1.2		214,892	5.5		70,256	1.7
Provision for income taxes	64,428	3.1		8,495	0.5		83,173	2.1		26,692	0.7
Net earnings	$102,971	5.0		$14,006	0.8		$131,719	3.4		$43,564	1.1

Weighted average common shares: (2)
Basic	218,747			217,600			218,376			217,347
Diluted	221,334			219,956			220,087			220,220

Net earnings per share: (2)
Basic	$0.47			$0.06			$0.60			$0.20
Diluted	$0.46			$0.06			$0.59			$0.20

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

(2) Reflects the implementation of FASB Staff Position Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” and the resulting restatement of the diluted share count for the three months and the six months ended August 31, 2008.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)

	August 31 2009	August 31 2008	February 28 2009
ASSETS
Current assets:
Cash and cash equivalents	$122,347	$10,917	$140,597
Accounts receivable, net	79,110	59,149	75,876
Auto loan receivables held for sale	25,679	31,037	9,748
Retained interest in securitized receivables	486,120	311,027	348,262
Inventory	790,081	736,131	703,157
Deferred income taxes	8,052	--	--
Prepaid expenses and other current assets	10,193	15,050	10,112

Total current assets	1,521,582	1,163,311	1,287,752

Property and equipment, net	916,162	960,524	938,259
Deferred income taxes	100,699	89,420	103,163
Other assets	48,857	50,897	50,013

TOTAL ASSETS	$2,587,300	$2,264,152	$2,379,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$224,835	$228,578	$237,312
Accrued expenses and other current liabilities	92,925	62,038	55,793
Accrued income taxes	36,183	23,380	26,551
Deferred income taxes	--	17,468	12,129
Short-term debt	1,937	12,600	878
Current portion of long-term debt	199,855	48,229	158,107

Total current liabilities	555,735	392,293	490,770

Long-term debt, excluding current portion	177,716	176,864	178,062
Deferred revenue and other liabilities	109,622	134,049	117,288

TOTAL LIABILITIES	843,073	703,206	786,120

SHAREHOLDERS’ EQUITY	1,744,227	1,560,946	1,593,067

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,587,300	$2,264,152	$2,379,187

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
 (In thousands)

	Six Months Ended August 31
	2009	2008

Operating Activities:
Net earnings	$131,719	$43,564
Adjustments to reconcile net earnings to net cash (used in)
provided by operating activities:
Depreciation and amortization	29,579	27,494
Share-based compensation expense	22,654	19,095
Loss on disposition of assets	276	1,547
Deferred income tax benefit	(17,711)	(22,777)
Net (increase) decrease in:
Accounts receivable, net	(3,234)	14,079
Auto loan receivables held for sale, net	(15,931)	(26,053)
Retained interest in securitized receivables	(137,858)	(40,266)
Inventory	(86,924)	239,646
Prepaid expenses and other current assets	(81)	4,152
Other assets	1,152	(215)
Net increase (decrease) in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	35,365	(48,356)
Deferred revenue and other liabilities	(10,295)	6,991
Net cash (used in) provided by operating activities	(51,289)	218,901

Investing Activities:
Capital expenditures	(14,328)	(137,519)
Proceeds from sales of assets	50	1,254
Insurance proceeds related to damaged property	447	--
Purchases of money market securities, net	(2,196)	(4,009)
Sales of investments available-for-sale	2,200	--
Net cash used in investing activities	(13,827)	(140,274)

Financing Activities:
Increase (decrease) in short-term debt, net	1,059	(8,417)
Issuances of long-term debt	386,000	278,200
Payments on long-term debt	(344,598)	(359,921)
Equity issuances, net	3,819	9,100
Excess tax benefits from share-based payment arrangements	586	363
Net cash provided by (used in) financing activities	46,866	(80,675)

Decrease in cash and cash equivalents	(18,250)	(2,048)
Cash and cash equivalents at beginning of year	140,597	12,965
Cash and cash equivalents at end of period	$122,347	$10,917

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